FOR IMMEDIATE RELEASE

Contact:    David J. O'Connor
            Chief Executive Officer
            (860) 253-5200


                          NEW ENGLAND BANCSHARES, INC.
                      TO INITIATE STOCK REPURCHASE PROGRAM
                           AND ANNOUNCES CASH DIVIDEND


         May 12, 2008, Enfield, Connecticut -- New England Bancshares, Inc. (Nasdaq: NEBS) (the "Company") announced today that it is commencing a stock repurchase program to acquire up to 304,924 shares, or 5%, of the Company's outstanding common stock. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. There is no guarantee as to the exact number of shares to be repurchased by the Company. Repurchased shares will be held in treasury.

         The Company also announced today that the Board of Directors declared a cash dividend for the quarter ended March 31, 2008 of $0.03 per share. The cash dividend will be payable on June 20, 2008 to stockholders of record on June 2, 2008.

         New England Bancshares, Inc. is the holding company for Enfield Federal Savings and Loan Association and Valley Bank. Enfield Federal Savings and Loan Association operates eight banking centers serving the communities of Enfield, Ellington, Manchester, Suffield, East Windsor and Windsor Locks, Connecticut. Valley Bank operates four offices in Bristol, Terryville and Southington, Connecticut.

         This press release may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.